SCHEDULE “A”

THE CASH STORE FINANCIAL SERVICES INC.

SHARE OPTION PLAN (2011 Plan)

Purpose of Plan

The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

Affiliate means an affiliate of the Corporation within the meaning of Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions, as amended or replaced from time to time;

Board means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee or another Committee appointed for such purpose by the board of directors of the Corporation, including without limitation, the Compensation Committee;

Business Day means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

Change of Control means:

a reorganization, amalgamation, merger or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Corporation immediately prior to such reorganization, amalgamation, merger, business combination or plan of arrangement do not, following the completion of such reorganization, amalgamation, merger, business combination or plan of arrangement, beneficially own, directly or indirectly, more than fifty percent (50%) of the resulting voting rights (on a fully-diluted basis) of the Corporation or its successor;

the sale to a person other than an Affiliate of the Corporation of all or substantially all of the Corporation’s assets; or

a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

Consultant means a person, other than an employee, executive officer or director of the Corporation or an Affiliate, that: (i) is engaged to provide services to the Corporation or an Affiliate, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the Corporation or an Affiliate, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate, and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the consultant is an employee or partner;

Consultant means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any Subsidiary has a contract for services;

Corporation means The Cash Store Financial Services Inc. and includes any successor corporation thereto;

Eligible Person means any director, officer, employee or Consultant of the Corporation or any Subsidiary or any management company providing services to the Corporation or any Subsidiary;

Exchange means the Toronto Stock Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time;

Holding Entity means a holding entity within the meaning of Section 2.22 of National Instrument 45-106 – Prospectus and Registration Exemptions, as amended or replaced from time to time;

Insider means an insider as defined under the policies of the Exchange, as amended from time to time:

Market Price at any date in respect of the Shares shall be the greatest closing price of such Shares on any Exchange, if applicable, on the last trading day preceding the date on which the Option is granted (or, if such Shares are not then listed and posted for trading on an Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

Option means an option to purchase Shares granted under the Plan;

Option Price means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

Optionee means an Eligible Person to whom an Option has been granted;

Participant means an Eligible Person to whom an Option has been granted and, for greater certainty, includes the Permitted Assign of such an Eligible Person to whom an Option has been assigned in accordance with Section 5.6 as the context requires;

Permitted Assign means, for an employee, executive officer, director or Consultant, as applicable:

a trustee, custodian or administrator acting on behalf of, or for the benefit of such employee, executive officer, director or Consultant;

a Holding Entity of such employee, executive officer, director or Consultant;

a RRSP, RRIF or TFSA of such employee, executive officer, director or Consultant;

a spouse of such employee, executive officer, director or Consultant;

a trustee, custodian or administrator acting on behalf of, or for the benefit of the spouse of such employee, executive officer, director or Consultant;

a Holding Entity of the spouse of such employee, executive officer director or Consultant;

a RRSP, RRIF or TFSA of the spouse of such employee, executive officer, director or Consultant; or

a parent, brother, sister, grandparent, grandchild or child of an executive officer or director;

Person means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario);

Plan means The Cash Store Financial Services Inc. Share Option Plan, as the same may be amended or varied from time to time;

RRIF means a registered retirement income fund as defined in the Income Tax Act (Canada);

RRS means a registered retirement savings plan as defined in the Income Tax Act (Canada);

Share Compensation Arrangement means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

Shares means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

Subsidiary means any corporation which is a subsidiary as such term is defined in the Business Corporations Act (Ontario); and

TFSA means a tax-free savings account as described in the Income Tax Act (Canada).

Administration of the Plan

The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board, in accordance with the rules and policies of the Exchange in respect of employee stock option plans. The Board shall receive recommendations of management and shall determine and designate from time to time those Eligible Persons to whom an Option should be granted and the number of Shares, which will be optioned from time to time to any Eligible Person and the terms and conditions of the grant.

The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

to determine which Eligible Persons are granted Options and to grant Options;

to determine the number of Shares covered by each Option;

to determine the Option Price;

to determine the time or times when Options will be granted and exercisable;

to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

Shares Subject to the Plan

Subject to the approval of the Exchange (as well as the approval of the shareholders of the Corporation of this Plan), Options may be granted in respect of authorized and unissued Shares provided that the maximum aggregate number of Shares which shall be reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options granted under this Plan (and under any other share compensation arrangement) shall not exceed 2,044,936 Shares. Notwithstanding the foregoing, the number of Shares issuable to Insiders, at any time, under all security based compensation arrangements, including the Plan, cannot exceed 10% of the issued and outstanding Shares; Shares in respect of which Options are not exercised shall be available for the grant of subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

Eligibility; Grant; Terms of Options

Options may be granted to Eligible Persons.

Options may be granted by the Corporation pursuant to the recommendation and approval of the Board from time to time.

Subject to the provisions of this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board.

In the event that no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

the period during which an Option shall be exercisable shall be 10 years from the date the Option is granted to the Optionee; and

during each 12 month period from the date of the grant of the Option, within the first three years of the grant, the Optionee may take up not more than 33 1/3%, 33 1/3% and 33 1/3%, respectively, of the Shares covered by the Option, with the first 33 1/3% of the Shares covered by the Option being exercisable immediately during the first 12 month period following the grant thereof; provided, however, that if the number of Shares taken up under the Option during any such 12 month period is less than the amount of the Shares that are subject to the Options which have then vested, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option which were purchasable, but not purchased by him or her during such 12 month period.

The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.

Subject to Section 5.7, Options shall be non-assignable and non-transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative (subject to the limitation that Options may be not be exercised later than 10 years from their date of grant).

Notwithstanding Section 5.6, Options may, with the prior approval of the Board, be assigned by an Eligible Person to whom an Option has been granted to a Permitted Assign of such Eligible Person, following which such Options shall be non-assignable and non-transferable by such Permitted Assign, except, with the prior approval of the Board, to another Permitted Assign, otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of such Permitted Assign only by such Permitted Assign and after death only by such Permitted Assign’s legal representative (subject to the limitation that Options may be not be exercised later than 10 years from their date of grant).

All references in this Plan to the Shares outstanding at the date of the issuance shall mean that number of Shares determined on the basis of the number of Shares that are outstanding immediately prior to the share issuance in question

Exercise of Options

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

a)	The exercise price for Shares purchased under an Option shall be paid in full to the Corporation by delivery of consideration in an amount equal to the Option Price. Such consideration must be paid in cash or by cheque or, unless the Board in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or cheque (if any).

The Corporation may permit an Optionee to elect to pay the Option Price by authorizing a third party to sell Shares (or a sufficient portion of such Shares) acquired upon exercise of the Option and remit to the Corporation a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise.

In addition, the Option Price for Shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 6.2 or by such other consideration as the Board may permit.

Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

the listing of such Shares on the Exchange, if applicable; and

the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

Termination of Employment; Death

Subject to Section 7.2 and any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase pursuant thereto, shall expire and terminate 30 days following the date upon which the Optionee ceases to be an Eligible Person.

If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee with the Corporation or with any Subsidiary shall terminate, in either case by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the legal representative(s) of the estate of the Optionee at any time during the first year following the death of the Optionee (but prior to the expiry of the Option in accordance with the terms thereof) but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of the Optionee's employment.

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or any Subsidiary or continues to be a director or officer of, the Corporation or any Subsidiary.

Change in Control and Certain Adjustments

In the event of a proposed Change of Control (as determined by the Board), the Board may, in its discretion, conditionally or otherwise and on such terms as it sees fit, accelerate the vesting of all of a Participant’s unvested Options to a date determined by the Board, such that all of a Participant’s Options will immediately vest at such time. In such event, all Options so vested will be exercisable, conditionally or otherwise, from such date until their respective expiry dates so as to permit the Participant to participate in such Change of Control.

Notwithstanding any other provisions of this Plan, in the event of a proposed Change of Control (as determined by the Board), the Board will have the power exercisable in its discretion (a) to terminate, conditionally or otherwise and on such terms as it sees fit, the Options not exercised prior to the effective time of such Change of Control, and/or (ii) to modify the terms of the Options, conditionally or otherwise and on such terms as it sees fit, in order to assist the Participants to participate in the Change of Control, including for greater certainty permitting such Participants to exercise their Options on a “cashless” basis. For greater certainty, in the event that a Change of Control is effected, the Board will have the power, if determined appropriate, to terminate all Options not exercised prior to the effective time of such Change of Control.

If a proposed Change of Control is not completed, the Options that vested pursuant to Section 8.1 (if any) must be returned by the Participant to the Corporation and will be reinstated as unvested Options and the original terms applicable to such Options will apply. If any of the Options that vested pursuant to Section 3.1(1) (if any) were exercised, such Shares must be returned to the Corporation for cancellation and replacement with the original underlying Options. The determination of the Board with respect to any such event will for the purposes of this Plan be final, conclusive and binding.

Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price and in the number of Shares available for issuance under this Plan, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

Amendment or Discontinuance of Plan

Subject to Section 9.2 below, the Board may at any time, and from time to time, and without shareholder approval, amend any provision of the Plan, or any Options granted hereunder, or terminate the Plan, subject to any applicable regulatory or stock exchange requirements or approval at the time such amendment or termination, including, without limitation:

making amendments to Article 6 relating to the exercise of options, including by the inclusion of a cashless exercise feature whereby payment is in cash or Shares or otherwise;

making amendments to Article 5 relating to the expiry of outstanding Options;

making amendments deemed by the Board to be necessary or advisable because of any change in applicable securities laws or other laws;

making amendments to Sections 5.6 and 5.7 relating to the transferability of Options;

making amendments to the definitions set out in Article 2;

making amendments to the change of control provisions provided for in Article 8;

making amendments to Article 3 relating to the administration of the Plan;

making amendments to the vesting provisions of any outstanding Option(s); and

making any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the rules of the Exchange, including amendments of a “clerical” or “housekeeping” nature.

Notwithstanding Section 9.1 the Board shall not be permitted to amend:

Section 4.1 in order to increase the maximum number of Shares which may be issued under the Plan or so as to increase the Insider participation limits;

this Article 9 so as to increase the ability of the Board to amend the Plan without shareholder approval;

the definition of “Eligible Person”;

the exercise price of any Option issued under the Plan to an Insider where such amendment reduces the exercise price of such Option; or

the term of any Option issued under the Plan to an Insider;

in each case without first having obtained the approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares and, in the case of an amendment to Section 4.1 so as to increase the Insider participation limits, approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares excluding shares voted by Insiders who are Eligible Persons.

Notwithstanding all of the foregoing, no amendment to the Plan may alter or impair any of the terms of any Option previously granted to an Optionee under the Plan without the written consent of the Optionee.

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Options under the Plan or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or Options it would be entitled to make if the Plan were still in effect.

The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the earlier of the Plan's adoption by the Board and approval by the shareholders of the Corporation.

Miscellaneous Provisions

The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate the Optionee's employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which the Optionee would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which the Optionee would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

To the extent required by law or regulatory policy or as may be necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

The Corporation may refuse to honour the exercise of an Option unless the Optionee pays to the Corporation the amount of any withholding taxes that the Corporation is required to withhold with respect to the grant or exercise of any Option. Subject to the Plan and applicable law, the Board may, in its sole discretion, permit the Optionee to satisfy withholding obligations in whole or in part, by paying cash or by electing to have the Corporation withhold Shares in such amounts as are equivalent to the Market Price in order to satisfy the withholding obligation. The Corporation shall have the right to withhold from any Shares issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Corporation to the Optionee an amount equal to such taxes, and such withheld Shares shall be cancelled if required by any applicable law or regulatory authority. The Corporation may also deduct from any Option any other amounts due from the Optionee to the Corporation. For the purposes of this section 10.4, all references to the Corporation shall be deemed to include references to a Subsidiary where the context permits.

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange(s) on which the Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals. In addition, the Corporation shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Shares are listed for trading. In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuances of such Shares in compliance with applicable laws and for the admission to listing of such Shares on any stock exchange on which the Shares are then listed. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

Shareholder and Regulatory Approval

The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the applicable business corporations statute of the Corporation's jurisdiction of incorporation or continuance, as the case may be and to acceptance by the Exchange, if applicable. Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.

Dated: January 26, 2011